Exhibit 99.1

MARKEL REPORTS STRONG QUARTERLY EARNINGS

FOR IMMEDIATE RELEASE	CONTACT: BRUCE KAY
TELEPHONE: 804-747-0136

Richmond, VA, July 29, 2003 —- (NYSE—MKL) Markel Corporation reported net income of $5.97 and $9.66 per diluted share, respectively, for the quarter and six month period ended June 30, 2003 compared to net income of $2.36 and $4.09 per diluted share, respectively, for the quarter and six month period ended June 30, 2002. Both periods of 2003 benefited from continued improvement in underwriting profits and increased net investment income and realized gains. The combined ratio for the second quarter of 2003 was 95% compared to 101% in 2002. For the six month period ended June 30, 2003, the combined ratio was 96% compared to 102% in the prior year. Alan I. Kirshner, Chairman and Chief Executive Officer, commented, “During the second quarter, we continued to build upon the momentum created by our strong results over the past several quarters. Our investment portfolio produced impressive total returns and underwriting profits continued to increase. The combination of underwriting profits and strong investment returns resulted in a 15% increase in book value per share for the first six months of 2003.”

In evaluating its operating performance, the Company focuses on core underwriting and investing results (core operations) before consideration of realized gains or losses and amortization expenses (these measures do not replace operating income or net income computed in accordance with generally accepted accounting principles as a measure of profitability). The Company believes that this measure provides meaningful information about the performance of its core underwriting and investing activities. The Company’s definition of core operations may not be comparable to that used by other companies. Following is a comparison of 2003 and 2002 results on a per diluted share basis, except for book value per common share outstanding (shares in thousands).

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Core operations	$3.65	$1.77	$7.08	$3.32
Realized gains	2.42	.76	2.85	1.13
Amortization expense	(.10)	(.17)	(.27)	(.36)

Diluted net income	$5.97	$2.36	$9.66	$4.09

Weighted average diluted shares	9,862	9,854	9,861	9,849

	June 30, 2003	December 31, 2002
Book value per common share outstanding	$135.07	$117.89

Common shares outstanding	9,841	9,832

Second quarter 2003 income from core operations was $3.65 per share compared to income from core operations of $1.77 per share for the same period of 2002. For the six months ended June 30, 2003, income from core operations was $7.08 per share compared to income from core operations of $3.32 per share in the prior year. The improved results for both periods were primarily due to underwriting profitability in the Excess and Surplus Lines (E&S) and Specialty Admitted segments as well as improving underwriting results in our London Insurance Market segment.

Book value per common share outstanding increased to $135.07 at June 30, 2003 from $117.89 at December 31, 2002. The 2003 increase was primarily the result of $95.3 million of net income and a $67.8 million increase in net unrealized investment gains, net of taxes, during the six months ended June 30, 2003.

	-Premium Analysis- Quarter Ended June 30, (Dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2003	2002	2003	2002
Excess and Surplus Lines	$371,802	$304,303	$247,242	$176,659
Specialty Admitted	73,700	62,086	57,416	43,606
London Insurance Market	165,888	156,026	129,977	119,586
Other	7,465	1,300	4,238	6,425

Total	$618,855	$523,715	$438,873	$346,276

	-Premium Analysis- Six Months Ended June 30, (Dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2003	2002	2003	2002
Excess and Surplus Lines	$737,411	$585,245	$483,916	$333,787
Specialty Admitted	131,438	108,608	112,074	82,767
London Insurance Market	365,578	326,985	264,215	242,161
Other	29,164	21,523	11,021	15,100

Total	$1,263,591	$1,042,361	$871,226	$673,815

For the quarter and six month period ended June 30, 2003, E&S and Specialty Admitted gross written premiums increased 22% and 25%, respectively, due to increased submission activity and price increases across all business units. Writings in the London Insurance Market increased 6% and 12% for the quarter and six month period ended June 30, 2003, respectively, and continued to meet the Company’s expectations both in terms of volume and price increases achieved. Other consisted primarily of Corifrance’s writings in both periods of 2003 and 2002.

	-Combined Ratio Analysis-
	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Excess and Surplus Lines	88%	93%	88%	94%
Specialty Admitted	92%	105%	95%	102%
London Insurance Market	102%	107%	102%	109%
Other	342%	186%	269%	162%
Consolidated	95%	101%	96%	102%

The E&S segment produced strong underwriting profits for the quarter and the six months ended June 30, 2003 and continues to benefit from improved pricing, more restrictive coverage and better risk selection. The underwriting profits in both periods of 2003 resulted primarily from favorable development of prior years’ loss reserves in the Essex E&S Lines and the Shand Professional/Products Liability units. This favorable development was partially offset by adverse development of prior years’ loss reserves in the Investors Brokered Excess and Surplus Lines unit. During the six months ended June 30, 2003, this unit experienced approximately $11 million of adverse development on loss reserves primarily for business written between 1996 and 2000.

The Specialty Admitted segment produced underwriting profits for the quarter and the six months ended June 30, 2003 compared to underwriting losses for the same periods of 2002. The significant improvement in both periods of 2003 was primarily the result of favorable development on prior years’ loss reserves. The Company continues to focus on pricing, risk selection and expense control to meet its profitability goals for the Specialty Admitted segment.

The combined ratio for the London Insurance Market improved for the quarter and six months ended June 30, 2003 compared to the same periods of 2002. This improvement has resulted from a combination of lower loss ratios due to improved risk selection, pricing and the appropriate use of reinsurance and lower expense ratios due to lower commissions and expense control. The second quarter 2003 combined ratio of 102% decreased from 103% in the first quarter of 2003. The London Insurance Market segment combined ratio has steadily improved and the London underwriting units continue to work towards their goal of underwriting profitability.

The underwriting loss from Other, which includes discontinued lines of business, was $10.3 million and $18.6 million, respectively, for the second quarter and six month period ended June 30, 2003 compared to $5.5 million and $9.4 million, respectively, in the same periods of 2002. The increase in the underwriting loss for both periods was primarily due to increases in the allowance for potentially uncollectible reinsurance and run off provisions for discontinued lines of business.

The Company anticipates that all segments of the specialty insurance marketplace in which it competes will continue to provide a favorable environment for its operations. For 2003 budgeting purposes, the Company anticipates gross premium growth of 15%, with domestic operations slightly higher and international operations slightly lower. Management continues to believe that this is a reasonable growth forecast for the full year. While all of the Company’s insurance operations continue to achieve rate increases compared to the prior year, rate increases have begun to slow in certain lines of business.

Second quarter 2003 net investment income was $45.5 million compared to $42.6 million in the prior year. Net investment income for the six month period ended June 30, 2003 was $90.7 million compared to $84.0 million in 2002. In both periods of 2003, a larger investment portfolio offset lower investment yields.

In the second quarter of 2003, the Company recognized $36.7 million of net realized gains compared to $11.5 million of net realized gains in 2002. For the six month period of 2003, net realized gains were $43.2 million compared to net realized gains of $17.1 million for the same period last year. Realized gains in both periods of 2003 were primarily the result of the Company’s decision to sell certain government securities and buy higher yielding fixed income investments, including tax-exempt municipal bonds. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

Amortization of intangible assets was $1.5 million in the second quarter of 2003 compared to $2.6 million last year. For the six month period of 2003, amortization of intangible assets was $4.1 million compared to $5.4 million for the same period of 2002. Intangible assets, other than goodwill, were fully amortized at the end of the second quarter of 2003.

Interest expense was $13.6 million for the second quarter of 2003 compared to $10.9 million for the same period of 2002. For the six months ended June 30, 2003, interest expense was $25.0 million compared to $20.0 million for the same period last year. The increase in both periods is primarily due to the Company’s 2003 issuance of $250 million of 6.80% unsecured senior notes, due February 15, 2013. A portion of the net proceeds was used to repay $175 million outstanding under the Company’s revolving credit facility.

For the second quarter and six months ended June 30, 2003, the Company’s effective tax rate was 33% compared to 35% and 36%, respectively, for the second quarter and six month period of 2002. The decrease was due to the elimination during 2002 of nondeductible interest expense and the 2003 increase in investment allocations to tax-exempt securities.

Comprehensive income was $151.2 million for the second quarter of 2003 compared to $37.7 million for the same period of 2002. For the six month period ended June 30, 2003, comprehensive income was $169.9 million compared to $42.0 million in 2002. The improvement in both periods of 2003 was primarily due to a significant increase in the market value of the Company’s investment portfolio during the second quarter of 2003 and significantly higher net income compared to 2002. Comprehensive income for the second quarter of 2003 includes a $4.7 million gain from currency translation adjustments, net of taxes, compared to a gain of $3.8 million for the same period of 2002. For the six month period of 2003, gains from currency translation adjustments, net of taxes, were $6.7 million compared to gains of $3.3 million for the same period of 2002. The Company attempts to match assets and liabilities in original currencies to mitigate the impact of currency volatility.

At June 30, 2003, the Company’s investment portfolio increased 12% to $4.8 billion from $4.3 billion at December 31, 2002. The Company reported net unrealized gains, net of taxes, on its fixed maturity and equity investments of $247.0 million at June 30, 2003 compared to $179.2 million at December 31, 2002. Equity securities were $729.2 million, or 15% of the total investment portfolio, at June 30, 2003 compared to $550.9 million, or 13%, at December 31, 2002. Cash flows from operations were approximately $258 million for the first six months of 2003 compared to approximately $150 million for the same period in 2002.

This is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. It also contains general cautionary statements regarding the Company’s business, estimates and management assumptions. Future actual results may materially differ from those in these statements because of many factors. Among other things, the impact of the events of September 11, 2001 will depend on the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies. The occurrence of additional terrorist activities could have a material impact on the Company and the insurance industry. The Company’s anticipated premium growth and anticipated improvements in underwriting profitability are based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions. The Company is legally required to offer terrorism insurance and has attempted to manage its exposure. However, in the event of a covered terrorist attack, the Company could sustain material losses. Changing legal and social trends and inherent uncertainties in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables. In addition, industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due. The Company continues to closely monitor discontinued lines and related reinsurance programs and exposures. Adverse experience in these areas could lead to additional charges. Regulatory actions can impede the Company’s ability to charge adequate rates and efficiently allocate capital. Economic conditions, interest rates and foreign exchange rate volatility can have a significant impact on the market value of fixed maturity and equity investments as well as the carrying value of other assets and liabilities. The Company’s premium growth, underwriting and investment results have been and will continue to be potentially materially affected by these factors. Additional factors, which could affect the Company, are discussed in the Company’s reports on Forms 8-K, 10-Q and 10-K. By making these forward looking statements, the Company is not intending to become obligated to publicly update or revise any forward looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward looking statements, which speak only as at their dates.

The quarterly conference call, which will involve discussion of the quarter and year to date financial results and may include forward-looking information, will be held tomorrow, Wednesday, July 30, 2003 at approximately 10:30 a.m. Eastern time. Any person interested in listening to the call, or a replay of the call, which will be available approximately two hours after the conclusion of the call until Friday, August 8, 2003, should contact Markel’s Investor Relations Department at 804-747-0136. Investors, analysts and the general public may also listen to the call free over the Internet through Markel Corporation’s corporate web site, www.markelcorp.com. A replay of the call will also be available on this web site until Friday, August 8, 2003.

The webcast, the conference call and the content and permitted replays or rebroadcasts thereof, are the exclusive copyrighted property of Markel Corporation and may not be copied, taped, rebroadcast, or published in whole or in part without the express written consent of Markel Corporation.

* * * * * * * *

Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

MARKEL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(dollars in thousands, except per share data)
OPERATING REVENUES
Earned premiums	$438,873	$346,276	$871,226	673,815
Net investment income	45,467	42,576	90,700	84,040
Net realized gains from investment sales	36,732	11,471	43,203	17,095

Total Operating Revenues	521,072	400,323	1,005,129	774,950

OPERATING EXPENSES
Losses and loss adjustment expenses	279,933	239,268	559,952	473,724
Underwriting, acquisition and insurance expenses	138,157	111,669	273,793	212,918
Amortization of intangible assets	1,498	2,629	4,127	5,426

Total Operating Expenses	419,588	353,566	837,872	692,068

Operating Income	101,484	46,757	167,257	82,882
Interest expense	13,641	10,872	25,036	19,953

Income Before Income Taxes	87,843	35,885	142,221	62,929
Income tax expense	28,988	12,648	46,933	22,655

Net Income	$58,855	$23,237	$95,288	40,274

OTHER COMPREHENSIVE INCOME
Unrealized gains on securities, net of taxes
Net holding gains arising during the period	$111,458	$18,090	$95,929	9,511
Less reclassification adjustments for gains included in net income	(23,876)	(7,457)	(28,082)	(11,112)

Net unrealized gains (losses)	87,582	10,633	67,847	(1,601)
Currency translation adjustments, net of taxes	4,741	3,783	6,725	3,285

Total Other Comprehensive Income	92,323	14,416	74,572	1,684

Comprehensive Income	$151,178	$37,653	$169,860	41,958

NET INCOME PER SHARE
Basic	$5.98	$2.37	$9.68	$4.10
Diluted	$5.97	$2.36	$9.66	$4.09

Selected Data			June 30,	December 31,
(dollars and shares in thousands, except per share data)			2003	2002
Total investments and cash			$4,820,616	$4,314,152
Reinsurance recoverable on paid and unpaid losses			1,637,720	1,730,879
Intangible assets			357,317	361,444
Total assets			7,876,613	7,408,560
Unpaid losses and loss adjustment expenses			4,467,216	4,366,803
Unearned premiums			1,029,834	937,364
Convertible notes payable			88,333	86,109
Long-term debt			477,571	404,384
8.71% Capital Securities			150,000	150,000
Total shareholders’ equity			1,329,255	1,159,111
Book value per share			$135.07	$117.89
Common shares outstanding			9,841	9,832

Markel Corporation

Segment Reporting Disclosures

For the Quarter and Six Months Ended June 30, 2003

Segment Gross Written Premium

Quarter Ended June 30,			Six Months Ended June 30,
2003	2002	(dollars in thousands)	2003	2002
$371,802	$304,303	Excess and Surplus Lines	$737,411	$585,245
73,700	62,086	Specialty Admitted	131,438	108,608
165,888	156,026	London Insurance Market	365,578	326,985
7,465	1,300	Other	29,164	21,523

$618,855	$523,715	Consolidated	$1,263,591	$1,042,361

		Segment Net Written Premium
Quarter Ended June 30,			Six Months Ended June 30,
2003	2002	(dollars in thousands)	2003	2002
$265,780	$207,174	Excess and Surplus Lines	$521,475	$397,773
69,320	57,277	Specialty Admitted	122,787	101,205
137,869	138,147	London Insurance Market	285,589	255,262
2,902	574	Other	20,983	23,048

$475,871	$403,172	Consolidated	$950,834	$777,288

		Segment Revenues
Quarter Ended June 30,			Six Months Ended June 30,
2003	2002	(dollars in thousands)	2003	2002
$247,242	$176,659	Excess and Surplus Lines	$483,916	$333,787
57,416	43,606	Specialty Admitted	112,074	82,767
129,977	119,586	London Insurance Market	264,215	242,161
82,199	54,047	Investing	133,903	101,135
4,238	6,425	Other	11,021	15,100

$521,072	$400,323	Consolidated	$1,005,129	$774,950

		Segment Profit (Loss)
Quarter Ended June 30,			Six Months Ended June 30,
2003	2002	(dollars in thousands)	2003	2002
$28,866	$11,922	Excess and Surplus Lines	$56,669	$19,220
4,739	(2,142)	Specialty Admitted	5,728	(1,791)
(2,565)	(8,899)	London Insurance Market	(6,321)	(20,892)
82,199	54,047	Investing	133,903	101,135
(10,257)	(5,542)	Other	(18,595)	(9,364)

$102,982	$49,386	Consolidated	$171,384	$88,308

		Combined Ratios
Quarter Ended June 30,			Six Months Ended June 30,
2003	2002		2003	2002
88%	93%	Excess and Surplus Lines	88%	94%
92%	105%	Specialty Admitted	95%	102%
102%	107%	London Insurance Market	102%	109%
342%	186%	Other	269%	162%

95%	101%	Consolidated	96%	102%

######